Exhibit 99.1
TIME WARNER INC. REPORTS FIRST QUARTER 2006 RESULTS
NEW YORK, May 3, 2006 — Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2006.
In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “We’re very pleased with this quarter’s solid financial results, including our 8% Adjusted OIBDA growth and strong Free Cash Flow of $1.6 billion. In particular, Time Warner Cable delivered outstanding financial and operating results, with strong growth in basic and digital subscribers and all-time record subscriber additions to its high-speed data and Digital Phone services. We also continue to make significant progress in returning value directly to our shareholders. Since the inception of our stock repurchase program, we’ve bought back almost 10% of our outstanding shares for approximately $8 billion.”
Company Results
In the quarter, Revenues rose 1% over the same period in 2005 to $10.5 billion, led by growth at the Cable and Networks segments.
Adjusted Operating Income before Depreciation and Amortization climbed 8% to $2.7 billion, reflecting double-digit increases at the Cable and Filmed Entertainment segments as well as a gain at the Networks segment. This growth was offset partly by declines at the AOL and Publishing segments. Operating Income rose 11% to $1.9 billion.
For the first three months, Cash Provided by Operations was $2.3 billion, and Free Cash Flow totaled $1.6 billion (reflecting a 58% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of March 31, Net Debt totaled $17.8 billion, up $1.7 billion from $16.1 billion at the end of 2005, reflecting payments made in connection with repurchases of common stock and dividend distributions.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.26 for the three months ended March 31, compared to $0.19 in last year’s first quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current year results by $0.06 per diluted common share and increase prior year results by $0.02 per diluted common share.
Stock Repurchase Program Increased to $20 Billion
In the quarter, the Board of Directors authorized a $7.5 billion increase in the previously announced stock repurchase program to a total of $20 billion by the end of 2007. At existing price levels, the Company expects it will purchase approximately $15 billion of its common stock by the end of 2006, and the remainder in 2007.
From the program’s inception through May 2, 2006, the Company has repurchased approximately 460 million shares of common stock for approximately $8.0 billion.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three months ended March 31, by line of business (in millions):

	Three Months Ended March 31,
	2006	2005
Revenues:
AOL	$1,981	$2,133
Cable	2,580	2,246
Filmed Entertainment	2,779	3,014
Networks	2,351	2,275
Publishing	1,126	1,129
Intersegment Eliminations	(362)	(434)

Total Revenues	$10,455	$10,363

Adjusted Operating Income before Depreciation and Amortization (a):
AOL (b)	$442	$530
Cable	932	796
Filmed Entertainment	457	383
Networks	857	794
Publishing (c)	116	132
Corporate (d)	(117)	(113)
Intersegment Eliminations	8	(22)

Total Adjusted Operating Income before Depreciation and Amortization (a)	$2,695	$2,500

Operating Income:
AOL	$269	$314
Cable	501	400
Filmed Entertainment	368	301
Networks	788	735
Publishing	71	82
Corporate	(110)	(122)
Legal recoveries/(expenses) (e)	(29)	(6)
Intersegment Eliminations	8	(22)

Total Operating Income	$1,866	$1,682

(a)	Adjusted Operating Income before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on page 12.

(b)	For the three months ended March 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain related to the 2004 sale of Netscape Security Solutions (“NSS”); for the three months ended March 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded a noncash goodwill impairment charge of $24 million related to America Online Latin America, Inc. and a $2 million gain related to the 2004 sale of NSS. Operating Income included these amounts in their respective periods.

(c)	For the three months ended March 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability. Operating Income included this amount in the period.

(d)	For the three months ended March 31, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $20 million gain related to the sale of two aircraft and $29 million in net expenses related to securities litigation and government investigations; for the three months ended March 31, 2005, Adjusted Operating Income before Depreciation and Amortization excluded $6 million in net expenses related to securities litigation and government investigations.

(e)	Represents amounts related to securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts are reflected in the results of the Corporate segment. For the three months ended March 31, 2006, $29 million in net expenses related to securities litigation and government investigations was included. For the three months ended March 31, 2005, $6 million in net expenses related to securities litigation and government investigations was included.

Presented below is a discussion of Time Warner’s segments for the first quarter of 2006. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues declined 7% ($152 million) to $2.0 billion, due to a 13% decrease ($236 million) in Subscription revenues, offset in part by a 26% increase ($81 million) in Advertising revenues. The decrease in Subscription revenues reflected a decline in domestic AOL brand subscribers and a $41 million unfavorable impact from changes in foreign currency exchange rates.
Adjusted Operating Income before Depreciation and Amortization decreased 17% ($88 million) to $442 million, as lower Subscription revenues more than offset higher Advertising revenues, a reduction in network costs ($41 million) and an $18 million benefit associated with a change in an estimate related to employee incentive compensation.
Operating Income decreased 14% ($45 million) to $269 million, due largely to lower Adjusted Operating Income before Depreciation and Amortization, offset in part by lower depreciation ($12 million) and amortization ($7 million) expenses and a $24 million noncash goodwill impairment related to America Online Latin America in the prior year quarter.
Highlights
As of March 31, the AOL service totaled 18.6 million U.S. members, a decline of 835,000 from the prior quarter and 3.1 million from the year-ago quarter. In Europe, the AOL service had 5.9 million members, a decrease of 147,000 from the previous quarter and a decline of 452,000 from last year’s quarter.
During the first quarter, AOL had 107 million average monthly domestic unique visitors and nearly 53 billion domestic page views, according to comScore Media Metrix, which translates into 163 average monthly page views per unique visitor.
CABLE (Time Warner Cable)
Revenues rose 15% ($334 million) to $2.6 billion, reflecting a 16% climb ($336 million) in Subscription revenues and a 2% decline ($2 million) in Advertising revenues. Subscription revenues benefited from a 24% increase ($119 million) in high-speed data revenues, significant growth in Digital Phone revenues ($108 million), a 20% rise ($37 million) in enhanced digital video services revenues and higher basic cable rates. Average monthly subscription revenue per basic cable subscriber rose 15% to approximately $87, marking 21 consecutive quarters of double-digit, year-over-year growth.
Operating Income before Depreciation and Amortization grew 17% ($136 million) to $932 million, benefiting from growth in Subscription revenues offset in part by a 9% increase ($48 million) in programming expense, which included an $11 million benefit from an adjustment in the amortization of certain launch support payments, and higher general operating expenses associated with the growth in new services. The year-over-year growth included a $23 million benefit in the current year associated with changes in estimates related to medical benefits accruals as well as a $9 million legal accrual in the prior year. The current and prior year periods reflected merger-related and restructuring charges of $10 million and $17 million, respectively.
Operating Income climbed 25% ($101 million) to $501 million, driven by the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation expense ($35 million).

Subscriber Update
As of March 31, 2006, Time Warner Cable managed 11.0 million basic video cable subscribers, which included 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers grew 82,000 during the quarter – representing the largest quarterly net subscriber gain in six years.
Digital video subscribers rose 241,000 over the previous quarter for a total of 5.6 million – the largest first quarter increase since 2001. Digital penetration of basic video cable subscribers reached 51% at the end of the quarter. Digital Video Recorder subscribers climbed 212,000 in the quarter to 1.7 million subscribers, representing 30% of digital video customers.
Residential high-speed data subscribers increased by 346,000 during the quarter for a total of 5.2 million, representing 26% of service-ready homes passed. This is the first quarter ever with more than 300,000 net additions and marks the fifth consecutive quarter in which net subscriber additions surpassed 200,000. Digital Phone subscribers grew by 270,000 in the quarter for a total of 1.4 million – the largest quarterly gain ever — representing 8% of service-ready homes passed.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues declined 8% ($235 million) to $2.8 billion, driven by decreases at Warner Bros. in worldwide theatrical revenue, lower television revenue from theatrical product and declines in home video revenue. Worldwide theatrical revenue decreased, due to difficult comparisons to the prior year, which included revenues from Ocean’s Twelve, Constantine and Million Dollar Baby. Home video revenue reflected lower sales of television product, including Friends and Seinfeld.
Operating Income before Depreciation and Amortization grew 19% ($74 million) to $457 million, reflecting higher contributions from new theatrical home video releases, including Warner Bros.’ Harry Potter and the Goblet of Fire and New Line’s Wedding Crashers, favorable comparisons in consumer products and a $42 million benefit associated with the sale of certain international film rights. This growth was offset partially by lower contributions from theatrical product on television and television home video sales as well as higher theatrical valuation adjustments.
Operating Income climbed 22% ($67 million) to $368 million, reflecting an increase in Operating Income before Depreciation and Amortization.
Highlights
At the 78th Annual Academy Awards, George Clooney received the Best Supporting Actor award for his performance in Warner Bros.’ Syriana. Warner Independent Pictures’ March of the Penguins won for Best Documentary Feature.
Warner Home Video ranked #1 in home video sales in the U.S., for the year through March 25, capturing a 22.2% share. Notable home video releases during the quarter included Warner Bros.’ Harry Potter and the Goblet of Fire and Tim Burton’s Corpse Bride as well as New Line’s Wedding Crashers and A History of Violence.
NETWORKS (Turner Broadcasting, HBO & The WB Network)
Revenues rose 3% ($76 million) to $2.4 billion, reflecting higher Subscription and Advertising revenues, offset in part by lower Content revenues. Subscription revenues climbed 8% ($108 million), due to higher rates and, to a lesser extent, increased subscribers at Turner and HBO. Advertising revenues were up 3% ($21 million), led by 6% growth at the Turner networks, offset partly by a 10% decrease at The WB

Network. Content revenues declined 23% ($58 million), due primarily to the absence of HBO’s licensing revenue from Everybody Loves Raymond, which ended its broadcast network run in 2005, and, to a lesser extent, lower ancillary sales of HBO original programming.
Operating Income before Depreciation and Amortization climbed 8% ($63 million) to $857 million. Growth in Subscription and Advertising revenues and a decline in stock compensation expense ($13 million) were offset in part by higher programming and marketing expenses and lower contributions from Content revenues.
Operating Income grew 7% ($53 million) to $788 million, due to the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation expense ($11 million).
Highlights
Among advertising-supported cable networks, TNT finished the quarter ranked #1 in total-day delivery among Adults 25-54 and #2 in prime-time delivery of Adults 18-49 and Adults 25-54, followed by TBS at #3 in the same prime-time categories. In addition, TBS ranked #2 in prime-time delivery of its key audience, Adults 18-34. Combined, TBS and TNT accounted for 18 of the top 20 movies on advertising-supported cable networks for the quarter among Adults 18-49.
For the quarter, Cartoon Network was #1 in prime-time delivery of Kids 2-11. Setting new records, Adult Swim finished the quarter #1 in total-day delivery of Men 18-34 and 18-24 among all advertising-supported cable networks. Adult Swim also ranked #1 in first quarter total-day delivery of Adults 18-24.
Also at the Academy Awards, HBO Documentary Films’ A Note of Triumph: The Golden Age of Norman Corwin earned the Best Documentary Short Subject Oscar, and its The Moon and the Son: An Imagined Conversation won the Best Animated Short Film award.
CNN earned its tenth George Foster Peabody Award to honor its coverage of Hurricane Katrina and its aftermath.
HBO brought back its critically acclaimed hit original show, The Sopranos, and launched a new original series, Big Love. These programs have averaged 13 million and 7 million cumulative viewers, respectively, with a significant amount of their audiences occurring in post-Sunday night premiere multi-plays.
On May 1, 2006, the Company sold the Turner South network to Fox Cable Networks, Inc. for approximately $375 million in cash, which is expected to result in a pretax gain ranging from approximately $120 million to $140 million (after taking into account selling costs) in the second quarter of 2006.
PUBLISHING (Time Inc.)
Revenues of $1.1 billion were essentially flat compared to the prior year quarter. Advertising revenue growth ($12 million) was offset by lower Subscription ($9 million) and Other ($6 million) revenues. Advertising revenues benefited from higher online advertising revenue, the acquisitions of Essence and Grupo Editorial Expansión as well as increased revenues from recent magazine launches. This growth was offset in part by declines at certain domestic and international magazines. Included in revenues was a $14 million unfavorable impact from changes in foreign currency exchange rates.
Adjusted Operating Income before Depreciation and Amortization decreased 12% ($16 million) to $116 million, driven by declines at international magazines as well as $12 million in restructuring charges, offset partially by lower stock compensation expense ($7 million) and start-up losses ($8 million).

Operating Income declined 13% ($11 million) to $71 million, due primarily to lower Adjusted Operating Income before Depreciation and Amortization and the absence of a prior year gain ($8 million) related to the 2003 sale of Time Life, offset partly by lower amortization expense ($10 million).
Highlights
On March 31, 2006, the Company sold Time Warner Book Group to Lagardère SCA for $532 million in cash, resulting in a gain of approximately $206 million.
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2006 industry-leading share of overall domestic advertising through March 31 was 22.5%.
People led Adweek’s annual “Hot List of Top Ten Magazines,” with Real Simple ranking #3, InStyle #7 and Cooking Light #8.
Consolidated Reported Net Income and Per Share Results
For the three months ended March 31, 2006, the Company reported Net Income of $1.5 billion, or $0.32 per diluted common share. This compares to Net Income in 2005 of $915 million, or $0.19 per diluted common share.
For the three months ended March 31, 2006, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $1.2 billion, or $0.26 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2005 of $908 million, or $0.19 per diluted common share.
Certain pre-tax items in the current year quarter affected comparability, including a $239 million gain related to the sale of an investment in Time Warner Telecom Inc., a $51 million gain related to the sale of an investment in Canal Satellite Digital, a $20 million gain on the sale of two aircraft, $5 million in net investment gains and a $2 million gain from the resolution of a contingent gain associated with the 2004 sale of Netscape Security Solutions (“NSS”), offset partly by $29 million in net expenses related to securities litigation and government investigations. The current year amount also included a $93 million tax benefit associated with the recognition of tax attribute carryforwards.
Certain pre-tax items in the prior year quarter’s amount similarly affected comparability, including an $80 million gain related to an increase in fair value of the option in Warner Music Group, $23 million in net investment gains, an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc., which was previously fully reserved due to concerns about recoverability, and a $2 million gain from the resolution of a contingent gain associated with the 2004 sale of NSS, offset in part by a noncash impairment charge of $24 million in goodwill related to America Online Latin America and $6 million in net expenses related to securities litigation and government investigations. The prior year amount also included a $51 million tax benefit associated with the recognition of tax attribute carryforwards.
In aggregate, these items had the net effect of increasing the current year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $277 million (net of taxes), or $0.06 per diluted common share, and raising the previous year’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $94 million (net of taxes), or $0.02 per diluted common share. Excluding such items, the growth in Income before Discontinued Operations and Cumulative Effect of Accounting Change and Diluted Income per Common Share before Discontinued Operations and

Cumulative Effect of Accounting Change was driven primarily by an increase in Operating Income and lower net interest expense, offset partly by a higher provision for income taxes.
Discontinued operations included the operating results of Time Warner Book Group and Turner South in 2006 and 2005. Specifically, discontinued operations reflect Revenues of $125 million and Net Income of $232 million, including the gain on the sale of Time Warner Book Group, for the first quarter of 2006 and $120 million and $7 million, respectively, for the prior year quarter.
Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance of its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Information on Business Outlook Release and Earnings Conference Call
Time Warner Inc. issued a separate release today regarding its 2006 full-year business outlook. The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, May 3, 2006. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Susan Duffy (212) 484-6686	Chris Clipper (212) 484-6297
Mark Holmes (212) 484-8206
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2006	2005
		(recast)
	(millions, except
	per share amounts)
ASSETS

Current assets
Cash and equivalents	$2,295	$4,220
Receivables, less allowances of $2.044 and $2.061 billion	5,413	6,546
Inventories	2,134	2,041
Prepaid expenses and other current assets	980	892
Current assets of discontinued operations	—	351

Total current assets	10,822	14,050
Noncurrent inventories and film costs	4,678	4,645
Investments, including available-for-sale securities	3,574	3,518
Property, plant and equipment, net	13,935	13,664
Intangible assets subject to amortization, net	4,658	3,492
Intangible assets not subject to amortization	38,425	39,685
Goodwill	40,381	40,234
Other assets	3,077	3,120
Noncurrent assets of discontinued operations	232	383

Total assets	$119,782	$122,791

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,253	$1,335
Participations payable	2,443	2,401
Royalties and programming costs payable	936	988
Deferred revenue	1,658	1,473
Debt due within one year	84	92
Other current liabilities	5,196	5,988
Current liabilities of discontinued operations	66	230

Total current liabilities	11,636	12,507
Long-term debt	20,031	20,238
Deferred income taxes	13,815	13,063
Deferred revenue	637	681
Other liabilities	5,339	5,370
Noncurrent liabilities of discontinued operations	7	15
Minority interests	5,796	5,747

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 92.6 and 87.2 million shares outstanding	1	1
Time Warner common stock, $0.01 par value, 4.280 and 4.498 billion shares outstanding	43	45
Paid-in-capital	168,790	168,637
Treasury stock, at cost (441.3 and 208.0 million shares)	(9,540)	(5,463)
Accumulated other comprehensive loss, net	(18)	(65)
Accumulated deficit	(96,755)	(97,985)

Total shareholders’ equity	62,521	65,170

Total liabilities and shareholders’ equity	$119,782	$122,791

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31,
(Unaudited)

	2006	2005
		(recast)
	(millions, except
	per share amounts)
Revenues:
Subscription	$5,667	$5,485
Advertising	1,761	1,645
Content	2,756	2,976
Other	271	257

Total revenues	10,455	10,363
Costs of revenues	(5,819)	(5,914)
Selling, general and administrative	(2,600)	(2,587)
Amortization of intangible assets	(133)	(148)
Amounts related to securities litigation and government investigations	(29)	(6)
Merger-related and restructuring costs	(30)	(12)
Asset impairments	—	(24)
Gains on disposal of assets, net	22	10

Operating income	1,866	1,682
Interest expense, net	(299)	(346)
Other income, net	318	111
Minority interest expense, net	(79)	(54)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,806	1,393
Income tax provision	(608)	(485)

Income before discontinued operations and cumulative effect of accounting change	1,198	908
Discontinued operations, net of tax	232	7

Income before cumulative effect of accounting change	1,430	915
Cumulative effect of accounting change, net of tax	25	—

Net income	$1,455	$915

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.27	$0.20
Discontinued operations	0.05	—
Cumulative effect of accounting change	—	—

Basic net income per common share	$0.32	$0.20

Average basic common shares	4,499.5	4,587.8

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.26	$0.19
Discontinued operations	0.05	—
Cumulative effect of accounting change	0.01	—

Diluted net income per common share	$0.32	$0.19

Average diluted common shares	4,542.9	4,722.3

Cash dividends declared per share of common stock	$0.05	$—

Note: Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited)

	2006	2005
		(recast)
	(millions)
OPERATIONS
Net income(a)	$1,455	$915
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(25)	—
Depreciation and amortization	822	798
Amortization of film costs	822	911
Asset impairments	—	24
Gain on investments and other assets, net	(309)	(32)
Equity in income of investee companies, net of cash distributions	(12)	(7)
Equity-based compensation	108	134
Amounts related to securities litigation and government investigations	5	(300)
Changes in operating assets and liabilities, net of acquisitions	(310)	(625)
Adjustments relating to discontinued operations	(226)	14

Cash provided by operations (b)	2,330	1,832

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(126)	(224)
Capital expenditures and product development costs	(781)	(650)
Capital expenditures from discontinued operations	—	(1)
Investment proceeds from available-for-sale securities	4	13
Other investment proceeds	807	73

Cash used by investing activities	(96)	(789)

FINANCING ACTIVITIES
Borrowings	1	—
Debt repayments	(226)	(247)
Proceeds from exercise of stock options	242	99
Excess tax benefit on stock options	32	22
Principal payments on capital leases	(23)	(37)
Repurchases of common stock	(3,936)	—
Dividends paid	(225)	—
Other	(24)	(7)

Cash used by financing activities	(4,159)	(170)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(1,925)	873
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	4,220	6,139

CASH AND EQUIVALENTS AT END OF PERIOD	$2,295	$7,012

(a)	The first quarters of 2006 and 2005 include net income from discontinued operations of $232 million and $7 million, respectively.

(b)	The first quarters of 2006 and 2005 include an approximate $181 million source of cash and $36 million use of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the March 31, 2006 presentation.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)
Three Months Ended March 31, 2006

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$442	$—	$—	$2	$444
Cable	932	—	—	—	932
Filmed Entertainment	457	—	—	—	457
Networks	857	—	—	—	857
Publishing	116	—	—	—	116
Corporate(b)	(117)	—	(29)	20	(126)
Intersegment elimination	8	—	—	—	8

Total	$2,695	$—	$(29)	$22	$2,688

Three Months Ended March 31, 2005
(Recast)

	Adjusted		Amounts
	Operating Income/(Loss)		Related To Securities	Gains/(Losses)	Operating Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$530	$(24)	$—	$2	$508
Cable	796	—	—	—	796
Filmed Entertainment	383	—	—	—	383
Networks	794	—	—	—	794
Publishing(c)	132	—	—	8	140
Corporate(b)	(113)	—	(6)	—	(119)
Intersegment elimination	(22)	—	—	—	(22)

Total	$2,500	$(24)	$(6)	$10	$2,480

(a)	For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization includes a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions (“NSS”). For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization includes a $24 million noncash goodwill impairment charge related to America Online Latin America (“AOLA”) and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft and $29 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization includes $6 million in net expenses related to securities litigation and government investigations.

(c)	For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life Inc. (“Time Life”), which was previously fully reserved due to concerns about recoverability.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)
Three Months Ended March 31, 2006

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$444	$(135)	$(40)	$269
Cable	932	(411)	(20)	501
Filmed Entertainment	457	(34)	(55)	368
Networks	857	(66)	(3)	788
Publishing	116	(30)	(15)	71
Corporate(b)	(126)	(13)	—	(139)
Intersegment elimination	8	—	—	8

Total	$2,688	$(689)	$(133)	$1,866

Three Months Ended March 31, 2005
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$508	$(147)	$(47)	$314
Cable	796	(376)	(20)	400
Filmed Entertainment	383	(30)	(52)	301
Networks	794	(55)	(4)	735
Publishing(c)	140	(33)	(25)	82
Corporate(b)	(119)	(9)	—	(128)
Intersegment elimination	(22)	—	—	(22)

Total	$2,480	$(650)	$(148)	$1,682

(a)	For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS. For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $24 million noncash goodwill impairment charge related to AOLA and a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of NSS.

(b)	For the three months ended March 31, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft and $29 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include $6 million in net expenses related to securities litigation and government investigations.

(c)	For the three months ended March 31, 2005, Operating Income before Depreciation and Amortization and Operating Income include a $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life which was previously fully reserved due to concerns about recoverability.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

	Three Months Ended March 31,
	2006	2005
		(recast)
Cash provided by operations	$2,330	$1,832
Less discontinued operations:
Net income	(232)	(7)
Other changes	226	(14)

Cash provided by continuing operations	2,324	1,811
Add payments related to securities litigation and government investigations	24	306
Add excess tax benefits on stock options	32	22
Less capital expenditures and product development costs	(781)	(650)
Less principal payments on capital leases	(23)	(37)

Free Cash Flow(a)	$1,576	$1,452

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries), and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Changes in Basis of Presentation
In preparing the accompanying consolidated financial statements, the Company has recast 2005’s financial statements so that the basis of presentation is consistent with that of 2006. In particular, the Company has recast the 2005 financial statements to reflect the following:
Effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123R”). As provided for in FAS 123R, the Company has recast prior year financial statements so that they are comparable to those of 2006. The impact of the adoption of FAS 123R for the three months ended March 31, 2005 was to decrease the Company’s consolidated Operating Income before Depreciation and Amortization, income before income taxes, discontinued operations and cumulative effect of accounting change and net income by $127 million, $121 million and $74 million and at December 31, 2005 to increase shareholders’ equity and decrease deferred tax liabilities by approximately $2.2 billion.
In the first quarter of 2006, the Company sold Time Warner Book Group (“TWBG”) and announced an agreement to sell Turner South (which closed on May 1, 2006). Accordingly, the Company has presented the financial condition and results of operations of TWBG and Turner South as discontinued operations for all periods presented. For the three months ended March 31, 2005, the impact on the consolidated results for TWBG was to decrease revenues, Operating Income before Depreciation and Amortization, income before income taxes, discontinued operations and cumulative effect of accounting change, and net income by $110 million, $13 million, $9 million and $7 million, respectively. For the three months ended March 31, 2005, the impact on the consolidated results for Turner South was to decrease revenues, Operating Income before Depreciation and Amortization, income before income taxes, discontinued operations and cumulative effect of accounting change, and net income by $10 million, $1 million, $2 million and $0 million, respectively.
In the first quarter of 2006, the Company changed its methodology for recognizing programming inventory costs at HBO. In accordance with Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” since this change involves a revision to an inventory costing principle, the change is reflected retrospectively for all periods presented. For the three months ended March 31, 2005, the impact on the consolidated results was to increase Operating Income before Depreciation and Amortization, income before income taxes, discontinued operations and cumulative effect of accounting change and net income by $42 million, $42 million and $26 million, respectively.